SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

TCG Financial Series Trust VIII

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

110 Merrick Way, Suite #2A

Coral Gables, Florida 33134

TELEPHONE NUMBER:

(305) 461-6090

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Jorge H. Coloma

TCG Financial Services, LLC

110 Merrick Way, Suite #2A

Coral Gables, Florida 33134

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       /   / Yes    /X/ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Coral Gables and State of Florida on this     15th    day of April, 2013.

ATTEST:

             TCG FINANCIAL SERIES TRUST VIII

/s/ Vivian Coloma

/s/ Jorge H. Coloma

By: Vivian Coloma

By: Jorge H. Coloma, Trustee

ADDITIONAL INFORMATION

Item.

1.

TCG FINANCIAL SERIES TRUST VIII

Item.

2.

Organized in the State of Ohio on April 9, 2013

Item.

3.

Statutory Business Trust

Item.

4 & 5.

The registrant is a diversified open-end management investment company

Item.

6.

Name and Address of Investment Advisor

Jorge H. Coloma

TCG Financial Services, LLC

110 Merrick Way, Suite #2A

Coral Gables, Florida 33134

Item.

7.

Jorge H. Coloma is the Sole Initial Trustee, President and Secretary of the

registrant.  Jorge H. Coloma’s business address is 110 Merrick Way, Suite #2A, Coral Gables, Florida 33134. At its organizational meeting, the registrant proposes to appoint two independent trustees.

Item.

8.

Not applicable

Item.

9.

(a)

No

(b)

Not Applicable

(c)

Yes

(d)

No

(e)

Not Applicable

Item.

10.

None

Item.

11.

No

Item.

12.

Not Applicable